EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), which is a post effective amendment to the Registration Statements (Form S-1 No.’s 333-128055 and 333-129917), and related Prospectus of MediciNova, Inc. for the registration of up to 80,639,428 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2006, with respect to the financial statements of MediciNova, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

February 14, 2006

San Diego, California